UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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CHYRON CORPORATION
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CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747
(631) 845-2000

April 9, 2007

Dear Shareholders:

On behalf of the Board of Directors and management of Chyron Corporation (the "Company"), I cordially invite you to attend the Annual Meeting of Shareholders to be held on Wednesday, May 16, 2007, at 9:30 a.m., at the offices of K&L Gates LLP, 599 Lexington Avenue, 32nd Floor, New York, NY 10022.

The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, the executive officers of the Company will review the major developments over the past year, and they and the directors will be present to respond to any questions that you may have. Accompanying the attached Proxy Statement is the Company's Annual Report for 2006. This report describes the financial and operational activities of the Company.

One of our directors, Roger Henderson, has decided to step down and is not standing for re-election at this year's Annual Meeting. Roger has a long and successful history at Chyron, where he has served on the Board since 1999, as Chyron's President and Chief Executive Officer from June 1999 to February 2003, and prior to that as Managing Director and earlier, Software Director, of Chyron's former Pro-Bel subsidiary dating back to 1987. We will miss Roger's many contributions and wish him well in his other endeavors.

Whether or not you plan to attend the Annual Meeting, it is important that you cast your vote. Instructions appear below and are on your proxy/voting card. Please vote as soon as possible. Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person.

We look forward to greeting our shareholders at the meeting.

Sincerely,

/s/ Michael Wellesley-Wesley
Michael Wellesley-Wesley
President, Chief Executive
Officer and Director

CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2007

TO THE SHAREHOLDERS OF CHYRON CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Chyron Corporation, a New York corporation (hereinafter the "Company"), will be held at the offices of K&L Gates LLP, 599 Lexington Avenue, 32nd Floor, New York, NY 10022 on Wednesday, May 16, 2007 at 9:30 a.m. for the following purposes:

1. To elect six (6) directors of the Company to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified;

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 30, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. Accordingly, it is important that your stock be represented at the Annual Meeting. The list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Company's offices at 5 Hub Drive, Melville, New York, 11747, for the ten (10) calendar days immediately preceding May 16, 2007.

Whether or not you plan to attend the Annual Meeting, please vote following the instructions on your proxy/voting instruction card. You may change or revoke your proxy at anytime before it is voted.

By Order of the Board of Directors,

/s/ Robert S. Matlin, Esq.
Robert S. Matlin, Esq.,
Secretary
Melville, New York
April 9, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE SO AS TO ENSURE A QUORUM AT THE MEETING.

CHYRON CORPORATION

TABLE OF CONTENTS

CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747

PROXY STATEMENT

For Annual Meeting of Shareholders
to be Held on May 16, 2007

Approximate Mailing Date of Proxy Statement and Form of Proxy: April 9, 2007.

INFORMATION CONCERNING VOTE

General

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Chyron Corporation, a New York corporation (hereinafter, the "Company"), for use at the annual meeting of shareholders to be held on Wednesday, May 16, 2007, at 9:30 a.m. (Eastern), and at any and all adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. The Annual Meeting will be held at the offices of K&L Gates LLP, 599 Lexington Avenue, 32nd Floor, New York, NY 10022.

Voting Rights and Outstanding Shares

Only shareholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 1, 2007, 45,649,005 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company were issued and outstanding. Each share of Common Stock entitles the record holder thereof to one (1) vote on all matters properly brought before the Annual Meeting.

How to Vote

If you are a registered shareholder (shareholder of record), you may vote your shares in one of four ways.

    Vote via the Internet by going to www.proxyvote.com, or
    Vote via telephone by calling, toll-free, 1-800-690-6903, or
    Vote by mail by marking, signing and dating your proxy card and returning it in the business reply envelope provided and return it to Chyron Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY, USA 11717, or
    Attend and vote at the meeting in person.

If your shares are held in street name, your broker, bank or other holder of record will provide you with a voting instruction card so you can instruct them how to vote your shares. As an alternative to submitting your voting instructions by mail, you may be able to submit your voting instructions via the Internet or by telephone. Please refer to the voting instruction card for more information about how to vote your street name shares. If your shares are held in street name, you are not a holder of record of those shares and you may not vote them in person at the annual meeting unless you have a legal proxy, from the holder of record, which you should obtain from the holder of record and bring with you to the Annual Meeting.

Revocability of Proxies

You may change your vote or revoke your proxy at any time prior to the polling of votes at the Annual Meeting.

For registered shareholders, if you voted by proxy card and mailed it in the enclosed pre-paid envelope, you may revoke such proxy by notice in writing to the Secretary of the Company, or change your vote by signing another later dated proxy card and sending it to the Secretary of the Company, at the above address. If you voted by Internet or telephone, you may change your vote by voting again by Internet or telephone prior to the Annual Meeting. Alternatively, you may revoke your proxy or change your vote at the Annual Meeting prior to the polling of votes.

For shares held in street name, you should contact your broker, bank or other holder of record about revoking your proxy and changing your vote prior to the meeting.

Unless revoked, the shares represented by duly executed proxies received by the Company prior to the Annual Meeting will be presented at the Annual Meeting and voted in accordance with the shareholder's instructions marked thereon. If no instructions are marked thereon, proxies will be voted FOR the election as directors of the nominees named below under the caption "ELECTION OF THE BOARD OF DIRECTORS." In their discretion, the proxies, Messrs. Michael Wellesley-Wesley and Christopher Kelly, are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Annual Meeting that the Board of Directors of the Company does not know a reasonable time prior to this solicitation will be presented at the Annual Meeting.

Voting Procedures

All votes shall be tabulated by the inspector of elections appointed for the Annual Meeting, who shall separately tabulate affirmative and negative votes, abstentions and broker-dealer non-votes. The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the Annual Meeting, is required. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker-dealer non-votes are not counted for quorum purposes.

Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholder approval. Director nominees must receive a plurality of the votes cast at the Annual Meeting, which means that a vote withheld from a particular nominee or nominees will not affect the outcome of the Annual Meeting.

Under the New York Business Corporation Law, shareholders are not entitled to dissenter's rights of appraisal with respect to any matters to be considered and voted on at the Annual Meeting, and the Company will not independently provide shareholders with any such right.

ELECTION OF THE BOARD OF DIRECTORS

The Board of Directors has nominated six (6) persons to be elected as Directors at the Annual Meeting and to hold office until the next annual meeting or until their successors have been duly elected and qualified. It is intended that each proxy received by the Company will be voted FOR the election, as directors of the Company, of the nominees listed below, unless authority is withheld by the shareholder executing such proxy. Shares may not be voted cumulatively. Each of such nominees has consented to being nominated and to serve as a director of the Company if elected. If any nominee should become unavailable for election or unable to serve, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. At the present time, the Board of Directors knows of no reason why any nominee might be unavailable for election or unable to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

Director Nominees

The following table sets forth certain information with respect to the nominees for directors:

Director of the
Name	Company Position and Offices Held	Company Since

Donald P. Greenberg	Director, Member of the Compensation Committee	September, 1996

Richard P. Greenthal	Director, Member of the Audit Committee	February, 2006

Christopher R. Kelly	Chairman of the Board of Directors, Chairman
	of the Compensation Committee	August, 1999

Eugene M. Weber	Director, Chairman of the Audit Committee	July, 1995

Michael I. Wellesley-Wesley	President and Chief Executive Officer, Director	May, 1995

Michael C. Wheeler	Director, Member of the Compensation Committee	February, 2006

Donald P. Greenberg, age 73, is the Jacob Gould Schurman Professor of Computer Graphics and Founding Director, Program of Computer Graphics, at Cornell University. He has been a professor at Cornell University since 1968. He is a Founding Director of the National Science and Technology Center for Computer Graphics and Scientific Visualization, and a member of the National Academy of Engineering. He teaches technology strategy at Cornell's Johnson Graduate School of Management. He is also a member of the Board of Directors of Interactive Data Corporation, a provider of various financial data and proprietary information.

Richard P. Greenthal, age 53, has, since 1997, been a private investor managing personal investments, including venture capital investing and small company acquisitions through GLT Investments.

Christopher R. Kelly, age 47, has been the owner of Fortuna Investments since 1997, where he specializes in private investments and venture capital.

Eugene M. Weber, age 56, is the Managing Partner of Weber Capital Management, L.L.C., a registered investment advisor founded in 1999. The firm manages public equity portfolios and venture capital investments in technology and healthcare.

Michael I. Wellesley-Wesley, age 54, is the Company's President and Chief Executive Officer, a position he has held since February 2003. Prior to this, he served as a consultant to the Company from July 2001. He formerly held the position of Chairman of the Board of Directors through February 2002 and previously served as Chief Executive Officer of the Company from July 1995 through June 1997. He was a Managing Director of Soundview Ventures from 1999 to 2001.

Michael C. Wheeler, age 57, has, since April 1999, served as Managing Partner with Westerly Partners, LLC, an investment advisory firm providing strategic, financial and technology solutions to early stage companies focused on new media and technology industries.

Board of Directors and Committees of the Board of Directors

The Board of Directors currently consists of six directors. The Board of Directors currently has a standing audit committee (the "Audit Committee") and a standing compensation committee (the "Compensation Committee"). Four of the six directors are "independent directors" as defined in Rule 4200 of the listing standards of the National Association of Security Dealers, Inc. Mr. Wellesley-Wesley does not meet that definition by virtue of his current employment with the Company. Mr. Kelly does not meet that definition because he is a 10% shareholder.

The Board of Directors held six (6) meetings during 2006. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served.

The Compensation Committee is authorized to review and make recommendations to the Board of Directors on all matters concerning the remuneration of the Company's executive officers, including the administration of the Company's compensation plans. The current members of the Compensation Committee are Messrs. Kelly, who serves as Chairman, Greenberg and Wheeler. During 2006 the Compensation Committee held six (6) meetings.

The Audit Committee is responsible for approval of the engagement of the Company's independent registered public accountant and for maintaining communication between the Board of Directors and the independent registered public accountant, reviewing the annual audit report submitted by the independent registered public accountant and determining the nature and extent of problems, if any, presented by such audit warranting consideration by the Board of Directors. The current members of the Audit Committee are Messrs. Weber, who serves as Chairman of the Audit Committee and Greenthal. Mr. Henderson served on the Audit Committee from March 8, 2006 until he stepped down from the Board in March 2007. Both Messrs. Weber and Greenthal are "independent directors" as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers, Inc. Neither of the Audit Committee members meet the definition of an "audit committee financial expert" under Item 401 of Regulation S-K of the Securities Act of 1933. However, the Board of Directors has concluded that while neither of the Audit Committee members meets the definition, they possess the experience necessary to carry out the duties and responsibilities of the Audit Committee. The Audit Committee held five (5) meetings during 2006.

The Company does not have a nominating committee of the Board of Directors. Instead, the entire Board of Directors determines nominees for director, which permits all directors to fully participate in the process. In identifying and evaluating candidates to be nominated as directors, the Board of Directors seeks individuals with stated relevant experience that can add to the ability of the Board of Directors to fulfill its fiduciary obligation. The Board of Directors shall consider candidates nominated by shareholders. A shareholder who wishes to nominate a director must submit a nomination in writing to the Company's

Chairman of the Board, with a copy to the Company's President and CEO, at Chyron Corporation, 5 Hub Drive, Melville, NY 11747, by December 10, 2007. Such nominee must meet the standards set forth above and there must be a vacancy on the Board of Directors. The Company has not received any recommended nominees from a security holder or group of security holders that beneficially own more than 5% of the Company's voting Common Stock. The Company does not pay any third party a fee to assist in the process nor in identifying and evaluating candidates.

The Company has a Code of Ethics for Senior Financial Officers (the "Code of Ethics") which is applicable to its principal executive officer, its principal financial officer, its principal accounting officer or controller, and any other persons performing similar functions. To view the full text of the Code of Ethics please go to the Company's website at www.chyron.com, click on Corporate, click on Corporate Governance and click on "Code of Ethics for Senior Financial Officers." The Company intends to disclose any amendments to the Code of Ethics, and all waivers from the Code of Ethics for named executive officers, by posting such information on its website.

The Company has a process in place to facilitate shareholder communications to its Board of Directors. To send an e-mail to directors, please go to the Company's website at www.chyron.com, click on Corporate and click on Communications to Directors. You will be asked to provide your contact information and your comments, to select the individual director or the entire group of directors for your communication to be sent to, and then click submit. This will send an e-mail to the selected individual director or the group of directors. Communications sent in this manner are not screened by the Company.

The Company's directors are expected to attend the Company's annual meeting of shareholders each year. All of the Company's directors, except Dr. Greenberg, who was traveling on business and unable to attend, attended last year's annual meeting of shareholders held on May 17, 2006.

Executive Officers

In addition to Mr. Wellesley-Wesley, the other executive officers of the Company are as follows:

Jerry Kieliszak - Senior Vice President and Chief Financial Officer, age 54. Mr. Kieliszak has served as Chyron's Senior Vice President and Chief Financial Officer since joining the Company in March 2002 and is responsible for the Company's finance, administration, human resources and management information systems areas. From 2000 to 2001 he was Executive Vice President and Chief Financial Officer of CoreCommerce, a business-to-business e-commerce software development company with responsibility for business development, finance, administration, human resources and management information systems. Until 2000, Mr. Kieliszak was, for eleven years, Vice President and Chief Financial Officer of ABT Corporation, an international, enterprise project management software development company, with responsibility for operations, finance, administration, human resources and management information systems. Prior to ABT, Mr. Kieliszak was with the New York City office of Price Waterhouse for twelve years. He is a CPA and MBA.

Kevin Prince - Senior Vice President and Chief Operating Officer, age 52. He joined the Company in July 2004 as Vice President of Strategic Marketing. From July 2005 until present he has served as Chief Operating Officer. In October 2004 he was named a Senior Vice President and retained responsibility for product development, assumed responsibility for engineering and in February 2005 also assumed responsibility for product management and sales and marketing. From October 2004 to February 2005 he was responsible for product development, technology strategy and manufacturing operations. Prior to joining the Company, he was employed by Pinnacle Systems, Inc., where from March 2003 to July 2004 he was Director of Product Planning (Graphics), from July 2001 to March 2003 he was Business Manager of the Vortex Group, and from April 1997 to July 2001 he was Business Manager of the Deko Group.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company's 2007 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement for 2007 and incorporated by reference in the Company's 2006 Annual Report on Form 10-K.

The Compensation Committee:

Christopher R. Kelly, Chairman

Donald P. Greenberg

Michael C. Wheeler

COMPENSATION DISCUSSION AND ANALYSIS

The Summary Compensation Table and supplementary tables that follow describe the compensation paid to our President and Chief Executive Officer ("CEO"), Senior Vice President and Chief Financial Officer ("CFO") and Senior Vice President and Chief Operating Officer ("COO") for 2006. These are the only executive officers in the Company. The Compensation Committee consists of three independent Directors. It is the duty of the Compensation Committee to develop, administer and review the Company's compensation plans, programs and policies, to monitor the performance and compensation of the Company's executive officers and other key employees and to make appropriate recommendations and reports to the Board of Directors relating to executive compensation. Mr. Wellesley-Wesley, an employee-Director, abstains from any vote by the Board of Directors relating to matters involving executive compensation. The Compensation Committee meets at least four times per year according to a pre-arranged schedule and agenda, and more often as required, in exercising its responsibilities. During 2006 the Compensation Committee met six (6) times.

Compensation Objectives and Components

The objective of the Company's compensation program is to motivate, retain and attract management, linking incentives to financial and personal performance and enhanced shareholder value. The program's fundamental philosophy is to tie the amount of compensation "at risk" for an executive to his or her contribution to the Company's success in achieving superior performance objectives. To accomplish this, the compensation program for the named executive officers consists of the following components:

    Salary;

    Annual performance-based cash awards;

    Stock options; and

    Other fringe benefits and perquisites.

The Compensation Committee believes that the Company's executive compensation package consists of elements of compensation that are typically used to incentivize and reward executive management at other companies of our size, in our geographic area or in our industry. Each of these components is designed to meet the program's objectives of providing a combination of fixed and variable, performance-based compensation.

The CEO makes a recommendation to the Compensation Committee for any proposed changes in salary, as well as performance-based awards and stock option grants, for the other named executive officers. The Compensation Committee decides the appropriate amount of salary change, as well as performance-based awards and stock option grants, for the CEO.

Salary

Salary is paid to the named executive officers on a bi-weekly basis. This is a fixed element of compensation. Salaries of the named executive officers are reviewed annually. Increases are normally budgeted to be awarded in March or April, but as in 2006, when increases were awarded in July, increases may be delayed if earnings are less than planned or to improve cash flows. In reaching the decision on the changes and awards, the CEO and Compensation Committee consider individual performance and the average annual budgeted percentage increase for the Company as a whole, as well as informal assessments of prevailing salary levels and other incentives for similar roles in other companies of our size, in our geographic area or in our industry. In 2006, the CEO's and COO's salaries increased 5%, in line with the average annual budgeted percentage increase for the Company as a whole, and the CFO's salary increased 6.9%, based on the Company average adjusted upward for individual performance.

Annual Performance-based Cash Awards

The annual performance-based cash awards component is primarily designed to achieve our short-term earnings objectives, and is based on an executive incentive compensation plan approved by the Compensation Committee at the beginning of each year. The target award levels for this element of compensation are 70% of salary for the CEO and 60% of salary for the CFO and COO. In each case, three fourths of these target amounts is based on achievement of financial objectives (the "financial objectives target") and one fourth is based on achievement of personal objectives (the "personal objectives target"). The financial objective is to achieve a minimum designated level of the annual budgeted earnings before interest, taxes, depreciation and amortization ("EBITDA"), as adjusted for stock option expense ("adjusted EBITDA"). For 2006, the plan specified an award ranging from a minimum of 50% of the financial objective target for achievement of 70% of adjusted EBITDA to a maximum of 150% of the financial objective target for achievement of 125% or more of adjusted EBITDA, based on a formula whereby the financial objective target achievement percentage increased at a relatively larger rate as attainment of adjusted EBITDA increased. For 2006, we achieved 72% of adjusted EBITDA, and this was the first year that any of the named executive officers earned a financial objectives target award during their tenure at the Company. For 2007, the minimum adjusted EBITDA achievement level to receive an award under the plan has been raised. The plan specifies an award ranging from a minimum of 90% of the financial objective target for achievement of 90% of adjusted EBITDA to 100% of the financial objective target for achievement of 100% of adjusted EBITDA, in equal increments from 90% to 100%, and a maximum of 150% of the financial objective target for achievement of 125% or more of adjusted EBITDA, based on a formula whereby the financial objective target achievement percentage increases proportionately as attainment of adjusted EBITDA increases beyond 100% attainment.

The personal objectives underlying the personal objective target are set by the CEO for the CFO and COO, and by the Compensation Committee for the CEO, at the beginning of each year. These goals relate to a variety of factors, depending on the named executive's responsibilities, and include, for example, exploring strategic development alternatives, improving the Company's investor relations initiatives, reducing or eliminating debt levels, evaluating alternatives to the OTC Bulletin Board, promoting new opportunities for increased revenue growth, achieving the Company's strategic plan and other factors. At year's end, the CEO measures accomplishment of personal objectives for the CFO and COO and determines in his judgment what percentages of their respective personal objectives targets were achieved. The Compensation Committee measures accomplishment of personal objectives by the CEO and determines, in its judgment, what percentage of his personal objectives target was achieved. For 2006, the CEO achieved 75% of his personal objectives target, the CFO achieved 100% and the COO achieved 75%. The personal objectives award is typically paid in February or March following the year for which it was earned, and the financial objective award is paid in March after the Company's independent registered public accounting firm has completed its audit of the prior year's results. An exception to this payment schedule is that the CEO is entitled to receive, at his election, in

April or May of the year earned, a pre-payment of not more than $40,000 of his award so as to permit him to pay his U.K. and U.S. personal income taxes. See the 2006 Bonus table below.

Stock Options

The granting of stock options, which usually vest one-third at the end of each of three years, is designed to achieve the Company's long-term objective of enhancing shareholder value by incentivizing the named executive officers to effectively manage the Company to achieve increased market value. Stock options granted to executive officers and all other employees are incentive stock options ("ISOs"), which qualify for preferential tax treatment for employees under the Internal Revenue Code (the "Code"). The main advantage to employees to receiving ISOs rather than non-qualified stock options ("NQSOs") is that unlike NQSOs, no income tax is due upon exercise of ISOs, but rather tax is deferred until the acquired shares are sold (unless a "disqualifying disposition" occurs, as explained below). The Company believes that the potential preferential tax treatment provides an added incentive for our employees. The Company notes that, unlike NQSOs, the Company is not entitled to a tax deduction in the year in which the individual exercises the ISO. However, if the ISO holder does not meet the holding requirements for an ISO, he or she will have a disqualifying disposition, in which case the employee would be subject to taxation on exercise and the Company would be entitled to a deduction. Historically, exercised ISOs typically result in a disqualifying disposition and the Company has been entitled to a tax deduction. The Company expects this historical trend to continue in the future. All options are granted at exercise prices equal to the closing market price on the grant date. Stock options to named executive officers are typically granted in the months of May or June. It is the Company's policy to grant options to all employees only during periods other than "black out periods." A black out period is defined in the Company's insider trading policy as the period beginning on the last day of each quarter and continuing until the second trading day after information relating to the results of operations (earnings report) for such quarter have been announced to the public. Stock option grant amounts to the CFO and COO are recommended by the CEO to the Compensation Committee, and the Compensation Committee determines the stock option grant amount for the CEO and reviews and approves stock option grant amounts to the CFO and COO. While specific target stock option awards are not set for the named executive officers each year, in determining an appropriate amount of stock options to grant to the named officers, the Compensation Committee considers Company performance against plan, individual performance against personal objectives, and the number of options held by the named executive officers and other employees in relation to the total number of shares outstanding.

Other Fringe Benefits and Perquisites

The Company provides several fringe benefit plans including the Chyron Employees' Pension Plan (the "Pension Plan") and the Chyron Corporation Employees' 401(k) Plan (the "401(k) Plan") to its named executive officers and most other U.S. employees. Additionally, the Company provides other benefits, including medical and dental plans, life and accidental death insurance, short-term and long-term disability insurance, paid sick leave and vacation and paid holidays, to all U.S. employees, including the named executive officers.

The Company pays certain perquisites to its CEO. No perquisites are paid to the other named executive officers. These perquisites are paid to the CEO to assist him in meeting his financial obligations resulting from his having relocated from the U.K. to the U.S. to assume the role of CEO, while still maintaining a permanent residence in the U.K. These perquisites include a housing allowance in the U.S.; reimbursement for a leased automobile, with insurance, in the U.K.; reimbursement for personal use of a rental car, with operating costs, in the U.S.; and, reimbursement for income tax preparation fees. These are explained in more detail in the 2006 All Other Compensation table below.

EXECUTIVE COMPENSATION

Summary Compensation Table

The below table summarizes the total compensation earned by each of the named executive officers for the year ended December 31, 2006.

Name & Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Option Awards ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
A	B	C	D	F	H	I	J
Michael Wellesley-Wesley, President and Chief Executive Officer	2006	$356,163	$175,905	$33,174	$22,688	$92,569	$680,499
Jerry Kieliszak, Senior Vice President and Chief Financial Officer	2006	180,769	79,459	22,776	19,907	2,882	$305,793
Kevin Prince, Senior Vice President and Chief Operating Officer	2006	174,087	69,958	22,242	11,889	720	$278,896

1 Represents the US dollar value of salary earned during the year 2006. Mr. Wellesley-Wesley's salary is denominated in U.K. Pounds Sterling ("GBP") and recorded by the Company in U.S. dollars using exchange rates in effect at the time of payment. The GBP amount of salary earned by Mr. Wellesley-Wesley during 2006 was GBP 193,006.

2 Represents the U.S. dollar value of bonus earned for 2006. Mr. Wellesley-Wesley's bonus is denominated in GBPs and recorded by the Company in U.S. dollars using exchange rates in effect at the time of payment. His total earned bonus for 2006 was GBP 90,636.

3 Represents the stock option expense recorded for the named executive officers in the Company's statement of operations in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, ("FAS 123R") for 2006. The Company's policy with respect to recording stock option expense is explained in Footnote 1, Summary of Significant Accounting Policies, and the assumptions used in arriving at these amounts are described in Footnote 8, Long-Term Incentive Plan, to the Company's Consolidated Financial Statements appearing in the Company's Annual Report on Form 10-K for 2006. The above amounts include amounts from awards granted in and prior to 2006. There can be no assurance that these amounts will ever be realized.

4 Represents the actuarial increase in the present value of the named executive officer's benefits under the Pension Plan, a tax-qualified, non-contributory defined benefit plan established to provide pension benefits to employees of the Company meeting Pension Plan eligibility criteria. Present values are based on certain assumptions which are disclosed in a footnote to the 2006 Pension Benefits Table below. For additional information on the Pension Plan, refer to Footnote 11, Benefit Plans, to the Company's Consolidated Financial Statements appearing in the Company's Annual Report on Form 10-K.

5 Represents the U.S. dollar value of perquisites, tax reimbursements, Company matching contributions to the 401(k) Plan and insurance premiums. See the 2006 Other Compensation Table for additional information.

2006 Bonus (Column D)

Name	Target as a % of Salary	Payout Range as a % of Salary	Target Bonus Award ($)	Maximum Award ($)	Actual Award ($)	Actual Award as a % of Salary
Michael Wellesley-Wesley[1]	70%	0% - 96%	$261,388	$359,408	$175,905	47%
Jerry Kieliszak	60%	0% - 83%	108,600	149,135	79,459	44%
Kevin Prince	60%	0% - 83%	104,550	143,621	69,958	40%

1 Awards for Mr. Wellesley-Wesley are denominated in GBPs, as is his salary. His target bonus, maximum and actual award above are computed as his GBP amounts times the actual foreign exchange rate in effect at time of payment of the award. Because his salary is GBP-based and is expensed in U.S. dollars at the rate in effect when paid, the U.S. dollar equivalent varies as the exchange rate changes each pay period. As a result, if the actual award above were computed as a percentage of U.S. dollar equivalent salary as reported in the Summary Compensation Table, the percentage would be 49% instead of the reported 47%.

2006 Grants of Plan-Based Awards

The following Grants of Plan-Based Awards table provides information about stock option awards granted to the named executive officers during 2006. The Company does not have any non-equity incentive compensation plan, and therefore those columns are excluded from the table below. See the Stock Option section above for a discussion of the policy and terms under which stock option grants are awarded.
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)[1]	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Option Awards ($)[2]
A	B	J	K	L

Michael Wellesley-Wesley	5/18/2006	150,000	$0.92	$105,000
Jerry Kieliszak	5/18/2006	100,000	0.92	70,000
Kevin Prince	5/18/2006	100,000	0.92	70,000

1 These are incentive stock options with vesting over three years at the rate of one-third at the end of each anniversary date, from date of grant, as is typical for stock option grants under the Company's stock option plan. The exercise price is the closing market price on the grant date, as is consistent with the Company's policy.

2 The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. Expected volatility is based on the historical volatility of the price of the Company's stock. The risk-free interest rate is based on U.S. Treasury issues with a term equal to the expected life of the option. The Company uses historical data to estimate expected dividend yield and expected life. The fair values of the above stock option awards for 2006 were estimated based on the following assumptions: expected volatility, 110.2%; risk-free interest rate, 4.93%; expected dividend yield, 0.00%; expected life, 4 years; and estimated fair value per option granted, $0.70.

2006 Outstanding Equity Awards at Fiscal Year-End
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)[1]	Option Exercise Price ($)	Option Expiration Date
A	B	C	E	F

Michael Wellesley-Wesley	5,000	-	$2.38	7/31/2010
	150,000	-	0.55	7/25/2011
	5,000	-	0.50	7/31/2011
	150,000	-	0.43	3/8/2012
	5,000	-	0.29	7/31/2012
	150,000	-	0.22	2/21/2013
	149,253	-	0.67	5/18/2014
	85,747	-	0.67	5/18/2014
	100,000	50,000	0.34	6/3/2015
	-	150,000	0.92	5/18/2016

Jerry Kieliszak	75,000	-	0.61	5/23/2012
	50,000	-	0.27	12/13/2012
	50,000	-	0.16	3/21/2013
	25,000	-	0.35	11/7/2013
	100,000	-	0.67	5/18/2014
	50,000	25,000	0.34	6/3/2015
	-	100,000	0.92	5/18/2016

Kevin Prince	50,000	-	0.48	8/16/2014
	66,666	33,334	0.34	6/3/2015
	-	100,000	0.92	5/18/2016

1 The unexercisable options above vest as follows: for the options expiring June 3, 2015, these will vest at the earlier of June 3, 2008 or when the closing market price of the Company's Common Stock has closed at or above $1.50 per share for twenty consecutive trading days; for the options expiring May 18, 2016, these will vest over three years at one-third each anniversary date from date of grant, so one-third will vest each of May 18, 2007, 2008 and 2009.

None of the named executive officers exercised any stock options during 2006.

2006 Pension Benefits (Column H)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
A	B	C	D	E

Michael Wellesley-Wesley	Chyron Employees' Pension Plan	2.5	$43,985	-
Jerry Kieliszak	Chyron Employees' Pension Plan	3.5	44,785	-
Kevin Prince	Chyron Employees' Pension Plan	1.0	11,889	-

The Pension Plan is a tax-qualified, non-contributory defined benefit plan established to provide pension benefits to employees of the Company, including the named executive officers, meeting Pension Plan eligibility criteria. The criteria states that employees are eligible to participate in, and will be enrolled in, the Pension Plan on January 1st or July 1st after completing one full year of service as measured from date of hire and having attained the age of 21. Effective October 1, 2006, the Pension Plan was closed to all employees hired on or after October 1, 2006. Years of credited service for benefits purposes are measured based on the number of years an employee is a participant in the Pension Plan.

A participant's normal retirement age is the later of the date he or she reaches age 65 or the date he or she completes 5 years of service of participation in the Pension Plan. Participants may also elect an early retirement option at age 55, but with actuarially determined reductions in benefits. Benefits earned as of December 31, 2005 are payable either as an annuity or as a lump sum, and benefits earned after 2005 are only payable as an annuity (if over a deminimis amount). In addition to a single life annuity, benefits can be payable as other actuarially equivalent annuities.

A participant who was enrolled in the Pension Plan prior to July 1, 1998 will receive a monthly pension benefit equal to 25% of final average earnings up to the level of Social Security Covered Compensation as defined by the Pension Plan, plus 38% of such earnings in excess of Social Security Covered Compensation for the period of his or her participation prior to July 1, 1998. The benefit is reduced by 1/20th for each year of service that the participant's years of service with the Company are less than 20 years. A participant who enrolled on or after July 1, 1998, which includes all of the named executive officers, and, for post June 30, 1998 participation for participants who enrolled prior to July 1, 1998, the monthly pension benefit will be computed as 32% of final average earnings up to the level of Social Security Covered Compensation as defined by the Pension Plan, plus 48% of such earnings in excess of Social Security Covered Compensation. The benefit is reduced by 1/35th for each year of service that the participant's years of service with the Company are less than 35 years. For years prior to January 1, 2007 earnings represent base earnings plus commissions not to exceed 80% of base earnings. Effective January 1, 2007, earnings represent base earnings plus bonuses, and commissions not to exceed 80% of base earnings. Average earnings are based on the five highest consecutive years of earnings during the ten years prior to retirement or termination of employment.

Vested benefits are those amounts to which participants are entitled regardless of future service to the Company. A participant is credited with a year of service for vesting purposes for each Pension Plan year during which he completes at least 1,000 hours of service, commencing with his year of hire. Participants hired on or after July 1, 1998 vest according to the following schedule: years of service less than five, 0% vested; and years of service five or more, 100% vested.

In addition to vested benefits, the Pension Plan provides certain disability and death benefits. If a participant becomes disabled prior to his or her retirement or other termination of employment, he or she is entitled to receive the present value of his or her accrued benefits in the form of a lump sum payment. Upon death of a participant, the beneficiary is entitled to receive the vested interest of the participant's accrued benefit in the form of a lump sum amount, subject to eligibility requirements stipulated in the Pension Plan.

The present value of accumulated benefits in the table above has been determined by an independent actuary. These amounts have been determined based on several assumptions including: a 5.75% discount rate; 4% rate of annual compensation increase; RP 2000 generational mortality with a white collar adjustment, and lump sums calculated using a 5% interest rate and IRS mortality. Benefits earned as of December 31, 2006 were assumed to be payable as a lump sum, and benefits earned after 2005 were assumed to be payable as a single life annuity. Further, it was assumed that benefits will commence at normal retirement age and there will be no turnover prior to retirement. The foregoing actuarial assumptions are also based on the presumption that the Pension Plan will continue. If the Pension Plan were to terminate or be frozen, different actuarial assumptions and other factors might be applicable in determining the present value of accumulated benefits.

2006 All Other Compensation (Column I)
	Housing Allowance[1]	Automobile Usage[2]	Tax Preparation Fees[3]	Tax Gross-Up4	Company Match on Qualified 401(k) Plan[5]	Life Insurance Premiums[6]

Michael Wellesley-Wesley	$30,000	$40,825	$4,835	$15,828	-	$1,080
Jerry Kieliszak	-	-	-	-	$1,802	1,080
Kevin Prince	-	-	-	-	-	720

1 Through March 31, 2007 Mr. Wellesley-Wesley was paid a monthly housing allowance of $2,500 to assist in paying for housing in the U.S. In February 2007, the Compensation Committee approved an increase in his salary, effective April 1, 2007, of $30,000 per annum in lieu of the monthly allowance.

2 The Company reimburses Mr. Wellesley-Wesley for the monthly GBP denominated cost of leasing an automobile in the U.K. and the annual cost of insuring that vehicle. These amounts are reimbursed to him in U.S. dollars using the exchange rates in effect at the time of reimbursement. For 2006 he was reimbursed GBP 8,592 ($15,753) for the automobile lease and GBP 2,127 ($4,045) for the automobile insurance. The Company also reimburses him for personal use of a rental automobile and related operating expenses while living in the U.S.
For 2006 this amounted to $21,027.

3 The Company reimburses Mr. Wellesley-Wesley for professional tax assistance in preparing his personal income tax returns, up to a maximum of $5,000 per year. For 2006 the Company reimbursed him $4,835.

4 The Company compensates Mr. Wellesley-Wesley for the estimated income tax on payments made to him for the U.K. leased automobile and insurance thereon and the Medicaid tax on the income tax preparation fees. For 2006, the tax gross up on the U.K. leased automobile and insurance was GBP 8,522 ($15,759) and on the tax preparation fee was $69.

5 Represents the company matching contribution of 20% of the first 10% of salary and bonus employee contribution that the Company makes for all employees who participate in the 401(k) Plan. Mr. Wellesley-Wesley and Mr. Prince did not participate in the 401(k) plan in 2006.

6 Represents Company paid premiums for life insurance for the named executive officers. The Company provides group term life insurance for all of its U.S. employees equal to 250% of the insured's annual salary, except for the named executive officers, for whom the insurance provided is five hundred thousand dollars each.

Potential Payments upon Termination or Change in Control

The Company has entered into change in control agreements with each of the named executive officers. These agreements are intended to provide for continuity of management in the event of a change in control (as defined below) and provide that the named executive officers would be entitled to certain severance benefits upon their termination related to a change in control of the Company (as defined below). If as a result of a change in control a named executive officer is terminated for any reason other than for cause (as defined below), or if the named executive officer resigns for good reason (as defined below), then the named executive officer is entitled to severance benefits of: (i) an amount equal to his base salary for a 12 month period ("severance salary"); (ii) a bonus equal to the greater of the bonus paid him for the full fiscal year prior to the year of the change in control or the annualized amount of the year-to-date accrued bonus of the year of the change in control ("severance bonus"); (iii) payment for any accrued but unused vacation up to the maximum accrual of six weeks; (iv) all unvested options would immediately vest and the period to exercise such options would be the remaining term of the option grant regardless of any shorter period in the Company's stock option plan; and (v) an amount, grossed up for federal, state and local taxes, in lieu of one year of participation in the Company's life, long-term disability and medical and dental plans ("severance benefits"). Payment for severance salary for termination without cause would be paid in even installments on a bi-weekly basis for twelve months from termination, and payment of salary for a resignation for good reason would be paid in even installments over twelve months or less so as to not make such payments beyond March 15 after the year of termination. The severance bonus, severance benefits and accrued vacation would be paid in a lump sum within two business days after date of termination. The agreements specify that the Company will hold the named executive officer harmless, on an after-tax basis, from any taxes, costs, expenses, penalties, fines, interest or other liabilities that might result from any violation of Section 409A of the Code in connection with payments received under the agreements. The Company has structured the agreements in such a way as to seek to comply with Section 409A of the Code.

For purposes of the agreements, change in control generally means (i) the acquisition, directly or indirectly, by any individual, entity or group, or a Person (as defined in Securities and Exchange Act of 1934), of ownership of 30% or more of the Company's voting securities; (ii) a majority of the Company's Board of Directors are replaced; (iii) stockholders approve a reorganization, merger or consolidation wherein more than 50% of the then outstanding shares of Common Stock change hands; (iv) stockholders approve a complete liquidation or dissolution of the Company; or (v) stockholders approve the sale or other disposition of all or substantially all of the assets of the Company. Cause is defined as (i) conviction of a felony; (ii) willfully committing any act or willfully omitting to take any action in bad faith and to the material detriment to the Company; (iii) committing an act of active and deliberate fraud against the Company; or (iv) materially breaching any term of the agreement or any written policy of the Company that could expose the Company to significant damages and failure to correct such breach within ten days after written notice thereof. Good reason is defined as the named executive officer giving notice of his resignation, in the event of a severance event (as defined below), as a result of (i) a reduction in his base salary or the cap on his incentive pay; (ii) his assignment to any duties inconsistent in any respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities which result in a diminution in such position, authority, duties or responsibilities, whether immediately prior to or after the occurrence of a severance event (as defined below); (iii) the taking of any action by the Company which would adversely affect his participation in, or materially reduce his benefits under any plans, including incentive pay plans or programs, offered by the Company prior to the severance event; or (iv) requiring him to be based at any office or location other than in New York City or Long Island. A severance event is defined as termination of employment of the named executive officer if his termination is related to a change in control and is either without cause or a resignation for good reason. These change in control agreements supersede and replace the named executive officer's rights to benefits under the Severance Plan for U.S. Employees in the event of a change in control.

Estimated Benefits upon a Change in Control

The following table shows amounts that are estimated would be payable in the event of a change in control under change in control agreements between the named executive officers and the Company. Such amounts are based on compensation and benefit plan and other costs in effect at December 31, 2006.
Name	Severance Salary ($)[1]	Severance Bonus ($)[2]	Payment in Lieu of Benefits ($)[3]	Accrued Vacation ($)[4]	Early Vesting of Stock Options ($)[5]	Tax Gross-Up ($)[6]	Excise Tax ($)[7]	Total
Michael Wellesley-Wesley	$387,704	$175,905	$19,689	$22,376	$116,500	$14,853	$264,118	$1,001,145
Jerry Kieliszak	187,000	79,459	19,689	10,788	75,750	14,853	-	387,539
Kevin Prince	178,500	69,958	19,689	10,298	77,667	14,853	-	370,965
1 Mr. Wellesley-Wesley is compensated in GBPs. His GBP salary at December 31, 2006 was GBP 197,899, and the U.S. dollar equivalent using year-end exchange rates was $387,704.
2 It is assumed for this purpose that the bonuses paid for 2006 would be the greater amount of 2006 actual versus 2007 projected bonuses.

3 Amounts represent management estimates based on existing benefits plan premiums. Actual amounts would be costs charged by third party insurers to provide comparable benefits to those provided by the Company for the twelve month period following termination.

4 Amounts represent actual accrued vacation at December 31, 2006.
5 Represents the fair value as determined for FAS 123R purposes, applied to in-the-money unvested stock options at December 31, 2006. There can be no assurance that these amounts will be realized.
6 The tax gross-up is estimated as that required to compensate for a 43% tax on the payments in lieu of benefits.

7 The change in control agreements for each of the named executive officers state that the Company will hold each harmless, on an after-tax basis, from any taxes, costs, expenses, penalties, fines, interest or other liabilities (the "409A penalties") that might result from any non-compliance with Section 409A of the Code in connection with payments made under the agreements. Based on the above amounts for Messrs. Kieliszak and Prince, no such 409A penalties would be payable since their total payments would be less than the safe harbor limit of $440,000. The amount shown for Mr. Wellesley-Wesley is the amount that would be payable to him in connection with the other amounts shown, in a scenario in which the change in control agreement payments made to him were not in compliance with 409A. In arriving at this amount, we assumed a change in control date of December 31, 2007; payment to him of the change in control payments, net of excise tax withheld, on April 15, 2007; an excise tax rate of 20% for purposes of computing excise taxes due to tax authorities; a 7.5% annual interest rate for purposes of computing interest due to tax authorities on the excise tax as measured from the change in control date to the withholding date; and a personal combined income tax rate of 43%, which rate was used to compute the tax gross-up amount of $113,571 included in the amount shown, so as to net him, on an after-tax basis, with the $147,405 excise tax and $3,142 interest (collectively the 409A penalties) that would be payable to tax authorities. We are required to report this information in this Compensation Discussion & Analysis section to disclose what the effect would be if 409A were not complied with. However, we believe that the change in control agreements as structured comply with the requirements of 409A and we intend to comply with 409A to the fullest extent possible, and therefore we believe the aforementioned 409A penalties would likely not be incurred.

Estimated Benefits upon Termination Related to Other Than a Change in Control

The Company has an employment agreement with Mr. Wellesley-Wesley that expires March 1, 2008. Unless either party gives notice of its intention not to renew the then current employment term prior to 120 days before the end of the employment term that is in effect at such time, the employment term will be automatically extended for one-year periods. The agreement contains severance provisions, with respect to his termination for other than cause, that entitle him to receive: (i) base salary for the remainder of the employment term; (ii) all unvested options shall immediately vest and have an exercise period equal to the remaining term of such options without regard to any shorter period set forth in the relevant stock option plan as a result of termination; (iii) all benefits to which he is entitled under the employment agreement shall continue for the remainder of the employment term; (iv) any accrued, but unpaid, base salary and incentive bonus shall be paid him; and, (v) any incurred but unpaid business expenses or other amounts due shall be paid him. The agreement also contains non-competition, patents and copyrights and confidential information provisions. Assuming that the agreement were terminated on March 2, 2007, resulting in the longest possible period remaining in the employment term covered by the agreement, his severance payments under the agreement are estimated to be, based on exchange rates in effect on that date: (i) salary, GBP 197,899 (US$ 388,272); (ii) fair value of unvested options outstanding of $116,500; (iii) benefits at a cost to the Company of an estimated cost of $19,689; and (iv) estimated accrued but unpaid bonus of $40,769, for a total of $565,230. His base salary would be payable over the remainder of his employment term, and his bonus would be payable in a lump sum upon termination. He would continue to receive benefits over the remaining term of his employment agreement. This agreement is in lieu of any benefits that Mr. Wellesley-Wesley might otherwise receive under the Company's Severance Plan for U.S. Employees.

The Company and Mr. Kieliszak entered into a severance agreement on May 2, 2003 that provides that in the event Mr. Kieliszak is terminated without cause, he is entitled to receive severance of salary and medical and dental benefits, for which the Company would pay his COBRA premiums, for a period of twelve months, subject to mitigation after the three month severance period provided for in the Company's Severance Plan for U.S. Employees. Estimated amounts payable under this agreement at December 31, 2006 are: (i) salary of $187,000 per annum and (ii) Cobra premiums of $16,609. The salary amount would be payable bi-weekly over the severance period. This agreement is superseded and replaced by the aforementioned change in control agreement in the event of a change in control.

Mr. Prince is a participant in the Severance Plan for U.S. Employees, which covers all U.S. employees of the Company. Under this plan he is entitled to three months of severance pay if terminated. Payment of the severance may be in one lump sum or bi-weekly over the severance period, at the option of the Company. Total severance to which he would be entitled under the plan would be $44,625 based on his annual salary at December 31, 2006. Additionally, it is the Company's policy to pay for COBRA medical and dental benefits premiums for senior management personnel for six months following termination for other than cause. The cost to the Company of this coverage would be $8,305 based on current rates.

The Effects of Regulatory Requirements on Our Executive Compensation

Code Section 162(m). Section 162(m) of the Code limits to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's proxy statement unless the compensation meets certain specific requirements. Under currently applicable regulations, in general, the named executive officers of the Company are not currently compensated, nor do we expect they would be compensated in the foreseeable future, at a rate that would implicate Code Section 162(m).

Code Section 409A. Code Section 409A generally modified the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Although complete guidance regarding Code Section 409A has not been issued, the Compensation Committee considers the implications under Code Section 409A in determining the design, including the form and timing of deferred compensation, paid to our executives, including named executive officers. The Company's non-qualified deferred compensation arrangements are administered in accordance with a reasonable good faith interpretation of the rules and guidance published under Code Section 409A, and will continue to do so.

Code Sections 280G and 4999. Sections 280G and 4999 of the Code limit, respectively, the Company's ability to take a tax deduction for certain "excess parachute payments" (as defined in Code Sections 280G and 4999) and impose excise taxes on certain executives who receive "excess parachute payments" that are contingent upon a "change in control" (as defined in Code Section 280G). The Compensation Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when it designs and implements arrangements that may be triggered upon a change in control for all potentially affected employees, including our named executive officers.

Accounting Rules. Various rules under generally accepted accounting principles determine the extent to which and the manner in which the Company accounts for awards under its incentive programs in its financial statements. The Compensation Committee takes into consideration the accounting treatment of under FAS 123(R) when determining the types of and value of option grants under the stock option plan for all employees, including our named executive officers. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation to our employees.

DIRECTOR COMPENSATION

The Company pays its independent Directors a combination of an annual retainer and fees for meetings attended. The Chairman of the Board of Directors, Christopher R. Kelly, receives an annual retainer of $10,000 and each other Director receives an annual retainer of $5,000. Retainers are paid quarterly in equal installments after the end of each quarter. Fees paid for attendance at meetings are $1,000 for attendance at a meeting of the Board of Directors and $500 for attendance at a committee meeting. Fees are paid quarterly with the retainer. Directors are reimbursed for reasonable travel, meals, lodging and other expenses incidental to attendance at meetings. In addition to retainers and fees, each independent Director receives an annual non-qualified stock option award for 25,000 common shares on the last trading day in July. This schedule is set by terms of the Company's stock option plan. Such options are awarded at exercise prices equal to the closing market price on the grant date. Each option becomes exercisable on the date of grant, and expires ten years after the date of grant. No Director has any compensation arrangement with the Company other than as described herein. Mr. Wellesley-Wesley, an employee-Director, receives no retainers or fees for his service on the Board of Directors. Retainers and fees paid, and the fair value of option awards that were granted in 2006 and prior but expensed in 2006, to independent Directors are as follows:

2006 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)[1]	Total ($)
A	B	D	H

Donald P. Greenberg[2]	$10,500	$24,228	$34,728
Richard P. Greenthal[3]	13,583	20,625	34,208
Roger Henderson[4]	13,500	18,562	32,062
Christopher R. Kelly[5]	21,000	18,562	39,562
Eugene M. Weber[6]	13,000	18,562	31,562
Michael C. Wheeler[7]	14,083	20,625	34,708

1 Represents the stock option expense recorded for the named Directors in the Company's statement of operations in accordance with "FAS 123R" for 2006. The Company's policy with respect to recording stock option expense is explained in Footnote 1, Summary of Significant Accounting Policies, and the assumptions used in arriving at these amounts are described in Footnote 8, Long-Term Incentive Plan, to the Company's Consolidated Financial Statements appearing in the Company's Annual Report on Form 10-K for 2006. There can be no assurance that these amounts will ever be realized. The above named Directors hold the following number of stock options outstanding at December 31, 2006: Donald P. Greenberg, 158,333; Richard P. Greenthal, 37,500; Roger Henderson, 230,000; Christopher R. Kelly, 95,000; Eugene M. Weber, 108,333; and Michael C. Wheeler, 37,500.

2 Member of the Compensation Committee.
3 Member of the Audit Committee.
4 Member of the Audit Committee.
5 Chairman of the Board of Directors and Chairman of the Compensation Committee.
6 Chairman of the Audit Committee.
7 Member of the Compensation Committee.

Fees and expenses paid to Directors are recorded as expense in the period in which the meetings are held, and deducted for income tax purposes in the year incurred. Option awards are stated at their fair value in accordance with FAS 123R and are recorded as expense over the vesting period. Directors are awarded non-qualified stock options, for which the Company takes a tax deduction in the year of exercise.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has entered into indemnity agreements with each of its Directors and named executive officers. The indemnity agreements provide that Directors and named executive officers (the "Indemnitees") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorney's fees and expenses), judgments, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as Director, officer, employee, agent or fiduciary of the Company or as Directors, officers, employees or agents of any other company or entity at the request of the Company. The Company will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to any action (1) in which a judgment adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the Indemnitee initiated, prior to a change in control of the Company, against the Company or any Director or named executive officer of the Company unless the Company consented to the initiation of such claim. The indemnity agreements require an Indemnitee to reimburse the Company for expenses advanced only to the extent that it is ultimately determined that the Director or named executive officer is not entitled, under Section 723(a) of the New York Business Corporation Law and the indemnity agreement, to indemnification for such expenses.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Messrs. Kelly, Greenberg and Wheeler serve on our Compensation Committee. No named executive officer served as a director of another entity or as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a member of our Board of Directors or on our Compensation Committee.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee's primary responsibilities fall into three broad categories:

    first, the Audit Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;

    second, the Audit Committee is responsible for matters concerning the relationship between the Company and its independent registered public accounting firm, including approving its appointment or removal, reviewing the scope of its audit services and any other services being provided to the Company, and its related fees; and determining whether the independent registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No.1); and

    third, the Audit Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.

The responsibilities of the Audit Committee are described in more detail in the charter of the Audit Committee, revised in March 2006, a copy of which is available on the Company's website, www.chyron.com. Click on Corporate, then Corporate Governance, then Charter of the Audit Committee of the Board of Directors.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met five (5) times during 2006.

In overseeing the preparation of the Company's annual financial statements, the Audit Committee met with both management and the Company's independent registered public accounting firm to review the scope of and discuss the results of the audit and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the independent registered public accounting firm. The Audit Committee's review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Company's independent registered public accounting firm, the Audit Committee, among other things, reviewed with them their fees for audit, audit-related, tax and all other services, and approved those fees prior to being incurred, and discussed matters relating to their independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee considered whether their provision of non-audit services is compatible with maintaining their independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Eugene M. Weber, Chairman

Richard P. Greenthal

Change in Independent Registered Public Accounting Firm

On September 13, 2005, based on a recommendation of the Audit Committee, the Board of Directors dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm. The report of PwC on the financial statements as of and for the fiscal year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and is not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal year ended December 31, 2004 and through September 13, 2005, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference thereto in its report on the financial statements for such year. During the fiscal year ended December 31, 2004 and through September 13, 2005, there are no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Also on September 13, 2005, based on the recommendation of the Audit Committee, the Board of Directors engaged BDO Seidman, LLP ("BDO") as Chyron's new independent registered public accounting firm. During Chyron's fiscal year ended December 31, 2004, and through September 13, 2005, Chyron had not consulted with BDO regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Chyron's financial statements, and neither a written report was provided to Chyron nor was oral advice provided to it that BDO concluded was an important factor considered by Chyron in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Fees Paid to Independent Registered Public Accounting Firm

BDO Seidman, LLP fees incurred by the Company for 2006 and 2005 are as follows.

	For Year Ended December 31,
	2006	2005
Audit Fees (1)	$179,882	$146,469
Audit-Related Fees (2)	40,856	14,112
Tax Fees (3)	76,050	6,630
	$296,788	$167,211

(1) Consists of fees for audit of the Company's annual financial statements and review of quarterly financial statements included in Form 10-Q.

(2) Consists of fees for employee benefit plans audits.

(3) Consists of fees for tax compliance, advice and planning.

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the five years ended December 31, 2006 with the cumulative total return on the Russell 2000 Index and a customized peer group selected by the Company consisting of businesses engaged in supplying character generator equipment to the broadcast industry. The comparison assumes $100 was invested on December 31, 2001 in the Common Stock of the Company, its peer group and the Russell 2000 Index, and assumes reinvestment of dividends, if any. The businesses included in the Company-selected customized peer group are: Avid Technology, Inc. and Vizrt Ltd. The returns of each component issuer in the foregoing group have been weighted according to the respective issuer's stock market capitalization.

	12/01	12/02	12/03	12/04	12/05	12/06

Chyron Corporation	100.00	96.30	114.81	177.78	225.93	440.74
Russell 2000	100.00	79.52	117.09	138.55	144.86	171.47
Peer Group	100.00	188.70	402.37	516.41	470.45	339.33

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

On March 1, 2007, 45,649,005 shares of Common Stock were outstanding.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 1, 2007, certain information about all persons who, to the Company's knowledge, were beneficial owners of 5% or more of Common Stock of the Company (1).

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(2)	Class(2)(3)

LMS Capital plc (4)	7,976,591	17.47%
Carlton House, 33 Robert Adam Street
London, W1U 3HR
England, U.K.

Christopher R. Kelly (5)	6,347,290	13.88%
800 Fifth Avenue, Suite 1400
Seattle, WA 98104

Michael I. Wellesley-Wesley (6)	3,633,147	7.82%

Security Ownership of Management

The following table sets forth, as of March 1, 2007, certain information with respect to the beneficial ownership of each class of the Company's equity securities by each director and the named executive officers of the Company and all directors and executive officers of the Company as a group(1).

Name of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership (2)	Total (2)(3)

Christopher R. Kelly (5)	6,347,290	13.88%

Michael I. Wellesley-Wesley (6)	3,633,147	7.82%

Eugene M. Weber (7)	465,631	1.02%

Roger Henderson (8)	405,053	*

Jerry Kieliszak (9)	366,649	*

Donald P. Greenberg (10)	208,333	*

Kevin Prince (11)	121,666	*

Richard P. Greenthal (12)	37,500	*

Michael C. Wheeler (13)	37,500	*

All directors and executive officers
As a group (9 persons)	11,622,769	24.43%

* Less than one percent (1%).

(1) These tables are based upon information supplied by Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him/her.

(2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options exercisable up to 60 days after March 1, 2007 are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(3) In calculating the percent of the outstanding shares of Common Stock, 45,649,005 shares of Common Stock which were outstanding on March 1, 2007, as well as, where applicable, all shares issuable on the exercise of stock options up to 60 days after March 1, 2007 held by the particular beneficial owner that are included in the column to the left of this column, are deemed to be outstanding.

(4) Includes 3,715,391 shares beneficially owned by LMS Tiger Investments Limited ("Tiger"), 404,041 shares beneficially owned by Lion Investments Ltd. ("Lion"), and 3,857,159 shares beneficially owned by Westpool Investment Trust plc ("Westpool"). Tiger, Lion and Westpool are investment companies wholly-owned by LMS Capital plc. By virtue of this relationship, LMS Capital plc is an indirect beneficial owner of the securities owned by Tiger, Lion and Westpool.

(5) Includes 95,000 shares that may be acquired upon the exercise of presently exercisable options.

(6) Includes 2,678,147 shares directly owned by Sun Life Pension Management and Paris Investments Limited and which Michael Wellesley-Wesley is deemed to be beneficial owner and 155,000 shares directly owned by his spouse. Also includes 800,000 shares that may be acquired upon the exercise of presently exercisable options.

(7) Includes 229,298 shares owned by the Weber Family Trust, dated 1/6/89, 64,000 shares owned by a trust for Angela S. Weber, of which Mr. Weber is custodian and 54,000 shares owned by a trust for Paige Averell Weber of which Mr. Weber is custodian. Also includes 108,333 shares that may be acquired upon the exercise of presently exercisable options.

(8) Includes 230,000 shares that may be acquired upon the exercise of presently exercisable options.

 (9) Includes 350,000 shares that may be acquired upon the exercise of presently exercisable options.

(10) Includes 158,333 shares that may be acquired upon the exercise of presently exercisable options.

(11) Includes 116,666 shares that may be acquired upon the exercise of presently exercisable options.

(12) Includes 37,500 shares that may be acquired upon the exercise of presently exercisable options.

(13) Includes 37,500 shares that may be acquired upon the exercise of presently exercisable options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2005, all holders of the Company's Series C 7% Subordinated Convertible Debentures ("Series C Debentures") agreed to an amendment to the Series C Debentures that resulted in payment by the Company, on March 31, 2005, of a total of $1.26 million (including $0.1 million of accrued interest), representing 50% of their principal and accrued interest balance on March 31, 2005, and an extension of the due date for the remainder of principal and accrued interest to April 30, 2006. All other original terms of the Series C Debentures remained the same. Amounts paid to five percent or greater shareholders who were Series C Debenture holders on the payment date of March 31, 2005 included: WPG Corporate Development Associates IV, LLC ("CDA IV"), $742,848; WPG Corporate Development IV (Overseas), LP ("CDA Overseas"), $177,705; WPG Enterprise Fund II, LLC ("Enterprise"), $187,570; and Weiss, Peck & Greer Venture Associates III, LLC ("Venture III"), $152,038. As a result of these payments, remaining principal of $1,246,063 at March 31, 2005, plus accrued interest through maturity, for a total of $1,355,801, was scheduled to be due and payable April 30, 2006. On December 19, 2005, Enterprise and Venture III sold, in a private transaction, all of their Series C Debentures and accrued interest thereon through that date, as well as all shares of the Company's Common Stock held by them, to several buyers. Enterprise sold Series C Debentures principal of $185,471 and accrued interest of $11,453, as well as 1,284,969 shares, and Venture III sold Series C Debentures principal of $150,337 and accrued interest of $9,284, as well as 1,068,190 shares. Among the buyers were two daughters of Christopher Kelly, Chairman of the Board of Directors of the Company. Oona Andrea Kelly purchased Series C Debentures and accrued interest thereon totaling $17,827 and 117,657 shares, and Isabella Van Cortlandt Kelly purchased Series C Debentures and accrued interest thereon totaling $17,827 and 117,657 shares. In March 2006, the Company redeemed all outstanding Series C Debentures and paid in full all principal and accrued interest thereon through the redemption date, March 20, 2006. Amounts paid to certain holders included $793,048 paid to CDA IV, $189,714 paid to CDA Overseas, $18,128 paid to Oona Andrea Kelly and $18,128 paid to Isabella Van Cortlandt Kelly.

On June 29, 2005, CDA IV and CDA Overseas sold, in a private transaction, all shares of the Company's Common Stock owned by them, to several buyers. CDA IV sold 5,173,187 shares and CDA Overseas sold 1,247,299 shares. Among the purchasers of these shares were the following: Westpool Investment Trust plc ("Westpool"), an investment company indirectly wholly-owned by LMS Capital plc (Westpool was formerly owned by London Merchant Securities plc at the time of the transactions), 3,000,000 shares; Christopher Kelly, Chairman of the Board of Directors of the Company, 1,415,486 shares; Eugene Weber, a Director of the Company, for The Weber Family Trust, 125,000 shares, for a trust for his daughter Angela S. Weber, 62,500 shares, and for a trust for his daughter Paige Averell Weber, 62,500 shares; Donald Greenberg, a Director of the Company, 50,000 shares; and, Kevin Prince, an officer of the Company, 5,000 shares.

In November 2005, the Company entered into an agreement with all holders of the Company's Series D 8% Subordinated Convertible Debentures ("Series D Debentures") to amend the Series D Debentures as follows: i) the maturity date was extended from December 31, 2006 to December 31, 2007; ii) accrued interest though November 30, 2005 was paid in the form of additional debentures; iii) interest for December 2005 was paid in cash in January 2006; and iv) interest from January 1, 2006 forward is payable in cash, quarterly, on the first business day of the month following the end of a quarter; and v) all other terms of the Series D Debentures remained the same. As of November 30, 2005, holders of Series D Debentures and the principal amount of their holdings were as follows: Westpool, $541,509; Lion Investments Limited ("Lion"), an investment company indirectly wholly-owned by LMS Capital plc (Lion was formerly owned by London Merchant Securities plc at the time of the transaction), $255,249; and Christopher Kelly, $1,867,139. These represent all the holders of the Series D Debentures.

On September 22, 2006 the Company notified all holders of our Series D Debentures of our intent to redeem, on October 9, 2006, all outstanding Series D Debentures, which aggregated $2.66 million. All holders responded by electing to convert their Series D Debentures into restricted shares of the Company's Common Stock. As a result, the total outstanding Series D Debentures were converted into 4,098,303 shares of restricted Common Stock of the Company based upon the conversion price of $0.65 and all Series D Debentures were cancelled. Of the total shares issued upon the conversion, 2,872,522 were issued to Christopher Kelly, 833,090 were issued to Westpool and 392,691 were issued to Lion.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal year 2006, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

OTHER MATTERS ARISING AT THE ANNUAL MEETING

The matters referred to in the Notice of Annual Meeting and described in this Proxy Statement are, to the knowledge of the Board of Directors, the only matters that will be presented for consideration at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority granted to them in the proxy.

SHAREHOLDER PROPOSALS

A shareholder of the Company who wishes to present a proposal for action at the Company's 2008 Annual Meeting of Shareholders must submit such proposal to the Company, in accordance with Rule 14-8 under the Securities Exchange Act of 1934. To be eligible for inclusion such proposal must be received by the Company, no later than December 10, 2007.

COST OF SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is made by and on behalf of the Company's Board of Directors. The cost of such solicitation will be paid by the Company. Such cost includes the preparation, printing and mailing of the Notice of Annual Meeting, Proxy Statement, Annual Report and form of proxy. The solicitation will be conducted principally by mail, although directors, officers and employees of the Company (at no additional compensation) may solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held on record by such fiduciaries and the Company may reimburse such persons for their reasonable expenses in so doing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of BDO Seidman, LLP, which audited the Company's 2006 financial statements, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K filed with the SEC, for the period January 1, 2006 through December 31, 2006, including the financial statements and the schedules thereto. The Company does not undertake to furnish without charge copies of all exhibits to its Form 10-K, but will furnish any exhibit upon the payment of Twenty Cents ($0.20) per page or a minimum charge of Five Dollars ($5.00). Such written requests should be directed to Ms. Margaret Roed, Chyron Corporation, 5 Hub Drive, Melville, New York 11747. Each such request must set forth a good faith representation that, as of March 30, 2007, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. The Company incorporates herein the Annual Report by reference.

By Order of the Board of Directors,

/s/ Michael Wellesley-Wesley
Michael Wellesley-Wesley
President, Chief Executive Officer and Director

Melville, New York
April 9, 2007